EXHIBIT 99.1

Tandy Brands Receives Nasdaq Notice Regarding Listing Requirements

DALLAS, Feb. 27, 2013 (GLOBE NEWSWIRE) -- On February 22, 2013, Tandy Brands Accessories, Inc. (Nasdaq:TBAC) (the "Company"), a leading designer and marketer of branded men's, women's and children's accessories, received a notification letter from the Nasdaq Global Market ("Nasdaq") stating that because the Company has not yet filed its Quarterly Report on Form 10-Q for the period ended December 31, 2012 (the "10-Q") with the Securities and Exchange Commission (the "Commission"), it was not in compliance with the continued listing requirements under Nasdaq Listing Rule 5250(c)(1). This press release is being issued in accordance with Nasdaq Listing Rule 5810(b).

Under the Nasdaq listing rules the Company has 60 days to submit a plan to Nasdaq to regain compliance with the applicable listing rule. Upon acceptance of the Company's compliance plan, Nasdaq may grant the Company an extension of up to 180 calendar days from the 10-Q's initial due date, or until August 13, 2013, to regain compliance with Nasdaq's filing requirements for continued listing.

The Nasdaq notice has no immediate effect on the listing or trading of the Company's common stock on The Nasdaq Global Market. The Company intends to file its 10-Q with the Commission as soon as practicable and, if necessary, the Company will submit a plan to regain compliance with Nasdaq's filing requirements within the 60 day period.

About Tandy Brands

Tandy Brands is a leading designer and marketer of branded men's, women's and children's accessories, including belts, gifts, small leather goods and bags. Merchandise is marketed under various national as well as private brand names through all major retail distribution channels.

Cautionary Note Regarding Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act of 1934. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that the forward-looking information presented in this current report is not a guarantee of future events, and that actual events and results may differ materially from those made in or suggested by the forward-looking information contained in this press release. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "plan," "will," "expect," "intend," "estimate," "anticipate," "believe" or "continue" or the negative thereof or variations thereon or similar terminology. A number of important factors could cause actual events and results to differ materially from those contained in or implied by the forward-looking statements, including those factors discussed in our Form 10-K, filed on September 4, 2012 with the Commission and in the Quarterly Reports on Form 10-Q filed subsequent thereto. Any forward-looking information presented herein is made only as of the date of this current report, and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

CONTACT: Tandy Brands Accessories, Inc.
         Rod McGeachy
         President and Chief Executive Officer
         214-519-5200

         Investor Relations
         Chuck Talley
         Chief Financial Officer
         214-519-5200